UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 6, 2020

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Blvd, Suite 300, Atlanta GA  30319

(Address of principal executive offices / Zip Code)

(404) 566-4865

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	HDVY	NA

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Health Discovery Corporation (the “Company”) voted on Monday, April 6, 2020 to appoint Mr. Marty Delmonte as President and Chief Operating Officer of the Company. Mr. Delmonte, age 52, has served in various capacities in his work with the Company since July 2010, most recently as a member of the Board since February 2017. He will continue to serve as a member of the Board in addition to his new position. The Board has taken this action in part due to the loyalty Mr. Delmonte has displayed during his instrumental role in the recent turnaround of Health Discovery Corporation and other partnering initiatives.

Mr. Delmonte is an accomplished senior financial executive with over 25 years of comprehensive experience in multiple aspects of finance, accounting and treasury. Prior to joining Health Discovery Corporation, he worked in strategic financial advisory and operational roles at several companies and served as an executive at several major financial institutions including Bank of America, JP Morgan, and SunTrust. His functional areas include accounting, treasury, risk management, investments, international, compliance, tax, investor relations, capital planning, mergers & acquisitions, debt management and financial strategies.

Mr. Delmonte has successfully passed the National Association for Securities Dealers’ Series 7, 6, and 63 exams. In addition, the Association for Financial Professionals recognized him as a Certified Cash Manager. He is also a frequent and highly regarded advisor on industry related topics. Mr. Delmonte holds a Bachelor of Science degree from the Georgia Institute of Technology with a focus in finance along with a certificate in Economics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: April 10, 2020	By:	/s/ George H. McGovern, III
George H. McGovern, III Chairman & Chief Executive Officer